Exhibit 23.2

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Equity Incentive Plan and Employee Stock Purchase Plan of Nuvelo, Inc. of our reports dated February 27, 2007 with respect to the consolidated financial statements of Nuvelo, Inc., Nuvelo, Inc. management’s assessment of the effectiveness of internal controls over financial reporting, and the effectiveness of internal control over financial reporting of Nuvelo, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

/s/ ERNST & YOUNG

Palo Alto, California

September 12, 2007